EXHIBIT  11
			   APPLE COMPUTER, INC.
		COMPUTATION OF EARNINGS (LOSS) PER COMMON SHARE
		   (In thousands, except per share amounts)

	    			   Three Months Ended	    Nine Months Ended
				  June 28,    June 30,     June 28,    June 30,
	        		    1996	1995	     1996	 1995
Primary Earnings Per  Share

Earnings (Loss)
 Net income (loss) applicable
	to common stock		($32,123)    $103,019 	  ($840,967)   $364,122

Shares
 Weighted average number of
 common shares outstanding 	 123,735      121,379	    123,463	120,681

 Adjustment for dilutive effect        -	1,824		 -	  1,801
 of outstanding stock options

Weighted average number of
common and common equivalent
shares used for primary
earnings per share		 123,735      123,203  	    123,463	122,482

Primary earnings (loss) per
common share			($  0.26)    $   0.84     ($   6.81)   $   2.97

Fully Diluted Earnings Per Share

Earnings (Loss)
 Net income (loss) applicable
	to common stock		($32,123)    $103,019     ($840,967)   $364,122
Shares
  Weighted average number of
  common shares outstanding	 123,735      121,379	    123,463	120,681

  Adjustment for dilutive effect       -	2,647		 -	  2,095
  of outstanding stock options

Weighted average number of
common and common equivalent
shares used for fully diluted
earnings per share		 123,735      124,026	    123,463	122,776

Fully diluted earnings (loss)
 per common share		($  0.26)    $   0.83     ($   6.81)   $   2.97

			      EXHIBIT 27
			  APPLE COMPUTER, INC.
			FINANCIAL DATA SCHEDULE
		(In  millions, except per share amounts)

THIS SCHEDULE CONTAINS SUMMARY FINANCIAL INFORMATION EXTRACTED FROM THE CONSOLIDATED BALANCE SHEETS AND CONDENSED CONSOLIDATED STATEMENTS OF INCOME OF APPLE COMPUTER, INC. AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO SUCH FINANCIAL STATEMENTS